EXHIBIT 99.1

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY STOCK OFFERING

CITIZENS COMMUNITY BANCORP, INC.

PROPOSED HOLDING COMPANY FOR
CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin

Dated as of:
December 12, 2003

Prepared By:

RP Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

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RP® FINANCIAL, LC.

Financial Services Industry Consultants

December 12, 2003

Board of Directors
Citizens Community Federal
2174 Eastridge Center
Eau Claire, Wisconsin 54701

Directors:

             At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

             This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.

Description of Reorganization

             The Board of Directors of Citizens Community Federal ("Citizens Community" or the "Bank") has adopted a plan of reorganization pursuant to which Citizens Community will convert and reorganize into a mutual holding company structure. As part of the reorganization, Citizens Community will become a wholly-owned subsidiary of Citizens Community Bancorp, Inc. ("Citizens Community Bancorp" or the "Holding Company"), a federal corporation, and Citizens Community Bancorp will issue a majority of its common stock to Citizens Community MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a Subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders, Other Members and Directors, offices and employees. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Direct Community offering. The total shares offered for sale to the public will constitute a minority of the Holding Company's stock (49.9 percent or less).

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

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Board of Directors
December 12, 2003

             The aggregate amount of stock sold by the Holding Company cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Holding Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100% of the capital stock of the Bank. The Holding Company will contribute at least 50% of the net offering proceeds in exchange for the Bank's capital stock. The remaining net offering proceeds, retained at the Holding Company, will be used to fund a loan to the ESOP, fund the capital of the MHC, and provide general working capital.

RP Financial, LC.

             RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Bank and the other parties engaged by Citizens Community Bancorp to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

             In preparing our appraisal, we have reviewed the Bank's and the Holding Company's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended September 30, 1999 through September 30, 2003, various unaudited information and internal financial reports through September 30, 2003 and due diligence related discussions with the Bank's management; Wipfli Ullrich Bertelson LLP, the Bank's independent auditor; Silver, Freedman & Taff, L.L.P., the Bank's counsel in connection with the reorganization and stock offering; and Keefe, Bruyette & Woods, Inc., the Bank's financial and marketing advisor in connection with the Holding Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

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Board of Directors
December 12, 2003

             We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stock of all publicly-traded mutual holding companies. We have also considered the expected market for the Bank's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

             Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

             Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Holding Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Holding Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

             Pro forma market value is defined as the price at which the Holding Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

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Board of Directors
December 12, 2003

Valuation Conclusion

             It is our opinion that, as of December 12, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $21,000,000 at the midpoint, equal to 2,100,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $17.850 million and a maximum value of $24.150 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,785,000 shares at the minimum to 2,415,000 shares at the maximum. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $27.773 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 2,777,250. The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute a 35.24% ownership interest of the Holding Company. Accordingly, the offering range of the minority stock will be $6.290 million at the minimum, $7.400 million at the midpoint, $8.510 million at the maximum and $9.787 million at the top of the super range. Based on the public offering range, the public ownership of the shares will represent 35.24% of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations

             Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

             RP Financial's valuation was determined based on the financial condition and operations of Citizens Community Federal as of September 30, 2003, the date of the financial data included in the regulatory applications and prospectus.

             RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

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Board of Directors
December 12, 2003

             The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP FINANCIAL, LC. /s/ William E. Pommerening William E. Pommerening Chief Executive Officer /s/ James J. Oren James J. Oren Senior Vice President

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RP Financial, L.C.
TABLE OF CONTENTS
CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin

DESCRIPTION	PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Plan of Reorganization	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.6
Income and Expense Trends	1.10
Interest Rate Risk Management	1.13
Lending Activities and Strategy	1.13
Asset Quality	1.16
Funding Composition and Strategy	1.16
Subsidiary Operations	1.17
Legal Proceedings	1.17

CHAPTER TWO	MARKET AREA

Introduction	2.1
National Economic Factors	2.2
Market Area Demographics	2.4
Local Economy	2.7
Competition	2.10
Summary	2.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection	3.1
Basis of Comparison	3.2
Citizens Community's Peer Group	3.3
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.12
Credit Risk	3.14
Interest Rate Risk	3.16
Summary	3.16

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RP Financial, L.C.
TABLE OF CONTENTS
CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin
(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.2
Valuation Analysis			4.3
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.5
3.	Asset Growth		4.7
4.	Primary Market Area		4.8
5.	Dividends		4.9
6.	Liquidity of the Shares		4.10
7.	Marketing of the Issue		4.11
	A.	The Public Market	4.11
	B.	The New Issue Market	4.15
	C.	The Acquisition Market	4.16
8.	Management		4.19
9.	Effect of Government Regulation and Regulatory Reform		4.19
Summary of Adjustments			4.20
Basis of Valuation - Fully-Converted Pricing Ratios			4.20
Valuation Approaches: Fully-Converted Basis			4.23
1.	Price-to-Earnings ("P/E")		4.25
2.	Price-to-Book ("P/B")		4.26
3.	Price-to-Assets ("P/A")		4.26
Comparison to Recent Conversions and MHC Offerings			4.28
Valuation Conclusion			4.28

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RP Financial, L.C.
LIST OF TABLE
CITIZENS COMMUNITY FEDERAL
Eau Claire, Wisconsin

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet	1.7
1.2	Historical Income Statement	1.11

2.1	Summary Demographic/Economic Information	2.5
2.2	Eau Claire County Major Employers	2.7
2.3	Primary Market Area Employment Sectors	2.9
2.4	Market Area Unemployment Trends	2.9
2.5	Deposit Summary	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition Comparative Analysis	3.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
3.6	Credit Risk Measures and Related Information	3.17

4.1	Market Area Unemployment Rates	4.9
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Market Pricing Comparatives	4.18
4.4	Valuation Adjustments	4.20
4.5	MHC Institutions - Full Conversion Data	4.22
4.6	Derivation of Core Earnings	4.25
4.7	MHC Institutions - Implied Pricing Ratios, Full Conversion Basis	4.27
4.8	Pricing Table: MHC Public Market Pricing	4.30

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RP Financial, LC.
Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

            Citizens Community is a federally chartered mutual savings and loan association headquartered in Eau Claire, Wisconsin. In addition to the headquarters office location, the Bank maintains eight branch offices in northwestern and central Wisconsin and one office in south central Minnesota. A map of the Bank's office locations is provided in Exhibit I-1. The Bank's primary regulators are the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC"). Citizens Community is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the FDIC. At September 30, 2003, Citizens Community had $130.4 million in assets, $115.0 million in deposits and total equity of $11.0 million or 8.43% of total assets.

Plan of Reorganization

            The Board of Directors recently adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization (the "Reorganization"). Pursuant to the Reorganization, Citizens Community proposes to remain a federally chartered savings and loan association and reorganize into a federal mutual holding company under OTS regulation. As part of the Reorganization, Citizens Community will become a wholly-owned subsidiary of Citizens Community Bancorp (the "Holding Company") a federal corporation, and the Holding Company will issue a majority of its common stock to Citizens Community MHC (the "MHC"), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the Reorganization, the MHC will retain $100,000 for initial capitalization and the Holding Company will retain up to 50% of the net conversion proceeds. Immediately after consummation of the Reorganization, it is not anticipated that the MHC or the Holding Company will engage in any business activity other than ownership of their respective subsidiaries.

            The MHC will own a controlling interest in the Holding Company of at least 51%, and the Holding Company will be the sole subsidiary of the MHC. The Holding Company will also

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Page 1.2

own 100% of the Bank's outstanding stock. The Holding Company's initial activity will be ownership of its subsidiary, Citizens Community, investment of the net cash proceeds retained at the holding company level (initially in short- and intermediate-term investment securities) and extending a loan to the Bank's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Holding Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview

            Citizens Community maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Following a charter conversion from a credit union to a thrift in 2001, Citizens Community's recent operating strategy has focused on expanding the branch office network in order to gain access to a larger potential customer base. The lending function has followed two primary business lines; loans secured by 1-4 family residential property and consumer loans secured by various consumer type property. The residential loans have included both first mortgage loans and second mortgage loans. In the past, retail deposits have constituted the principal components of the Bank's interest-bearing liability base, with a moderate amount of borrowed funds utilized. The Bank's residential mortgage loan portfolio is also comprised almost entirely of fixed rate loans that have a "payable on demand" feature that provides the Bank the option of calling the loan due upon reaching the date of the payable on demand feature. The Bank can call the loan due at anytime thereafter up until maturity of the loan, after giving a 90-day notice to the borrower. These loans are classified as balloon loans on the OTS Schedule CMR, and thus assist in the Bank's interest rate risk management.

            Beyond 1-4 family permanent mortgage loans, the Bank's loan portfolio includes a balance of consumer loans, with such loans secured by various consumer property such as automobiles, motorcycles and recreational vehicles, along with balances of secured and unsecured personal loans. Such lending provides both an attractive yield for interest income, and provides a wider customer base for potential origination of residential loans. Pursuant to the Bank's current strategic plan, Citizens Community will remain primarily a residential real estate

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RP Financial, LC.
Page 1.3

lender and a consumer lender, with initially little emphasis on commercial real estate or commercial business lending. Within a one to two-year period, the Bank does potentially intend to pursue commercial lending, although to only a moderate degree initially. Citizens Community has not historically sold conforming long-term fixed rate residential loans into the secondary market, preferring to keep such loans in portfolio for income purposes. The Bank may, in the future, examine the possibility of becoming qualified to sell loans in the secondary market and begin such activities.

            Citizens Community's emphasis on residential property secured lending, and a detailed approach to loan portfolio monitoring of the consumer loan portfolio, has acted to limit the credit risk associated with the overall loan portfolio. This overall presence of low credit risk lending has resulted in substantially lower levels of classified assets and non-performing loans or delinquencies, along with only moderate levels of loan loss provisions. In the most recent fiscal years, the Bank has determined to increase the level of the allowances for loan and lease losses as a conservative planning assumption. In an effort to lessen credit risk, Citizens Community emphasizes origination of such loans almost solely in local and familiar markets. Credit risk associated with the loan portfolio is also minimized by a loan portfolio tracking system which tracks borrower financial characteristics, among other parameters.

            Due to a historically ample supply of local lending sources, Citizens Community has historically maintained only a minimal level of investment of earning assets in various types of investment securities, such as U.S. government treasury securities, agency securities, or mortgage-backed securities. Currently, essentially all of the Bank's available liquidity is maintained in short-term overnight type deposits, in order to provide funds for daily operations. Because of this generally low level of cash and cash equivalents, the Bank has historically not held any assets as "held-to-maturity" or as "available for sale", and thus the cash and investments portfolio has not affected the retained earnings account.

            Retail deposits and to a much lesser extent, borrowings, have served as the primary interest-bearing funding sources for the Bank. Deposits have generally been adequate enough to fund the Bank's assets, and Citizens Community has only utilized minimal levels of borrowings, consisting solely of FHLB advances, over the past several years. The most recent use of borrowed funds have consisted of short-term, overnight FHLB advances. Growth in deposits has

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RP Financial, LC.
Page 1.4

included a mixture of CDs and transaction and savings accounts. CDs account for the largest portion of the Bank's deposit composition. The Bank utilizes a small amount of brokered deposits. Retail deposits are expected to be the primary source to fund the Bank's future growth; however, to the extent additional borrowings are required, FHLB advances would likely continue to be the principal source of borrowings utilized by the Bank.

            Citizens Community's earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Bank's emphasis on lending and operating a retail branch network franchise. The Bank has maintained a net interest margin above industry averages, reflecting Citizens Community's overall higher level of loans receivable as a percent of assets, and the higher rates earned on the fixed rate residential loan component of the loan portfolio (which has been helped by the recent declining interest rate environment). The balance of low cost core deposit accounts held in the deposit portfolio have also assisted in strengthening the net interest margin. Interest rate risk has been managed by the "payable on demand" feature of the fixed rate loan portfolio, which are treated as balloon loans by the OTS.

            Operating expenses represent the other major component of the Bank's earnings, and these expenses have been maintained at a level above industry averages in recent years, when viewed as a percent of average assets. The operating expense ratio reflects primarily the impact of the relatively large branch office network and the operations of the consumer loan department, which require additional personnel for loan originations and servicing. The Bank's increased capital position following the infusion of conversion proceeds is expected to facilitate additional leveraging of the operating expense ratio. At the same time, Citizens Community will incur additional operating expenses following the conversion, including expenses associated with the stock benefit plans and, thus, leveraging of the operating expense ratio is not expected to be significant following the conversion.

            The post-conversion business plan of the Bank is expected to continue to focus on products and services which have facilitated the recent growth of the Bank. Specifically, Citizens Community will continue to be an independent community-oriented financial institution with a commitment to local real estate mortgage financing and consumer loan financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows.

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Page 1.5

            The Bank's Board of Directors has elected to pursue the minority stock offering in order to improve the competitive position of Citizens Community. The additional capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Citizens Community as well as support the expansion of the Bank's strategic focus of providing competitive community banking services in its local market area. Citizens Community's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through establishing additional branches in markets currently served by the Bank's branch network or surrounding regional markets. In addition, the Bank or the Holding Company will consider branch acquisitions, acquisitions of other regional thrifts, credit unions or commercial banks and acquisitions of other financial service providers. Citizens Community's higher capital position resulting from the infusion of conversion proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank's future funding needs, which may facilitate a reduction in Citizens Community's funding costs. The Bank's projected internal use of proceeds are highlighted below.
  MHC. The Holding Company intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Holding Company. Such cash is expected to be invested into low risk liquid investments.

  Citizens Community Bancorp. The Holding Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the Holding Company level are expected to be utilized to fund the ESOP and the MHC. Citizens Community Bancorp has also indicated an intention to begin paying cash dividends shortly after completing the conversion. The remaining funds held at the Holding Company are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the continued payment of regular cash dividends.

  Citizens Community. Approximately 50% of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP to fund the ESOP stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank

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Page 1.6

are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

            Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Citizens Community's operations. The Bank has acknowledged that it intends to operate with a moderate amount of excess capital in the near term, operating with a below market return on equity, until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

Balance Sheet Trends

            From September 30, 1999 through September 30, 2003, Citizens Community exhibited annual asset growth of positive 7.5% (see Table 1.1). During this period, the Bank's interest-earning asset composition experienced an increase in the proportion of loans receivable from 83.4% of assets at fiscal year end 1999 to 94.4% of assets at September 30, 2003. Until the most recent fiscal year, asset growth has been funded with deposits and retained earnings. The Bank's audited financial statements are incorporated by reference in Exhibit I-2, and a summary of Citizens Community' key operating ratios for the past five fiscal years are presented in Exhibit I-3.

            Citizens Community' loans receivable portfolio increased at a 10.8% annual rate from fiscal year end 1999 through September 30, 2003, with the portfolio exhibiting positive growth each year. The most notable loan growth occurred during fiscal 2002 and 2003, with net loan growth approximating $29.5 million over the two year time period. Loan growth has been sustained by the Bank's emphasis on residential and consumer lending in the local community, along with the larger branch office network that has provided access to a larger potential customer base. As the Bank does not sell loans into the secondary market, the Bank did not maintain a portfolio of loans serviced for others as of September 30, 2003.

            Citizens Community' historical emphasis on 1-4 family and consumer lending is reflected in its loan portfolio composition, as 57.5% of total loans receivable consisted of 1-4 family mortgage loans at September 30, 2003, while consumer loans comprised 38.5% of loans

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RP Financial, LC.
Table 1.1
Citizens Community Federal
Historical Balance Sheets

	As of September 30,										9/30/99- 9-30-03 Annualized Growth Rate Pct (%)
	1999		2000		2001		2002		2003
	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)

Total Amount of:
Assets	$97,813	100.00%	$98,750	100.00%	$108,083	100.00%	$115,257	100.00%	$130,400	100.00%	7.45%
Loans Receivable (net)	81,590	83.41%	90,935	92.09%	93,618	86.62%	104,091	90.31%	123,107	94.41%	10.83%
Cash and Investment Securities	13,482	13.78%	5,059	5.12%	11,455	10.60%	7,974	6.92%	3,745	2.87%	-27.40%
Fixed Assets	2,215	2.26%	2,093	2.12%	2,291	2.12%	2,235	1.94%	2,343	1.80%	1.42%
Other Assets	527	0.54%	663	0.67%	719	0.67%	958	0.83%	1,205	0.92%	22.97%

Deposits	89,177	91.17%	89,336	90.47%	98,128	90.79%	104,429	90.61%	114,963	88.16%	6.56%
FHLB Advances	0	0.00%	0	0.00%	0	0.00%	0	0.00%	3,700	2.84%	NM
Other Liabilities	245	0.25%	244	0.25%	226	0.21%	435	0.38%	746	0.57%	32.04%
Stockholders Equity	8,391	8.58%	9,169	9.29%	9,729	9.00%	10,393	9.02%	10,991	8.43%	6.98%

Offices Open	4		6		6		7		8		---

(1)   Ratios are as a percent of ending assets.
Source: Citizens Community's audited financial reports.

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Page 1.8

receivable as of the same date. Recent growth trends in the Bank's loan portfolio show increased concentration by the Bank into the lower risk residential loans and to a lesser extent, second mortgage loans. Specifically, consumer loans decreased from 50.0% of total loans receivable at September 30, 1999 to the current 38.5% of total loans receivable at September 30, 2003. As the result of this decline, the Bank's 1-4 family loans, including second mortgage loans, increased from 50.0% to 61.5% of total loans outstanding at September 30, 1999 and September 30, 2003, respectively. Over the same time period, Citizens Community has not engaged in construction lending or commercial business lending, and has only recently booked a small balance of commercial real estate loans.

            The intent of the Bank's investment policy is to provide adequate liquidity within the context of supporting Citizens Community's overall profitability, credit, reinvestment, liquidity and interest rate risk objectives. As such, the Bank's cash and investment securities portfolio has historically been limited to cash and cash equivalents, including funds on overnight deposit with other financial institutions, certificates of deposit with other financial institutions, and Federal Home Loan Bank stock. Citizens Community has not historically invested in other types of investment securities such as U.S. government and agency securities or mortgage backed securities. Over the past five years, the Bank's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 2.9% of assets at fiscal year end 2003 to a high of 13.8% of assets at September 30, 1999. The general decline in cash and investment reflects the effects of the overall increase in the loan portfolio as a percent of the asset base. As of September 30, 2003, the investment portfolio was comprised primarily of cash and cash equivalents ($3.1 million) and FHLB stock ($0.7 million). Exhibit I-4 provides detail of the Bank's investment portfolio. It is anticipated that conversion proceeds retained at the Holding Company level will primarily be invested into investments with short-term maturities.

            Table 1.1 also presents trends in the level of fixed assets since September 30, 1999, and illustrates that the Bank has operated with relatively moderate levels of investment in fixed assets. The level of such assets has remained relatively constant since 1999, as the office facilities added since 1999 have been originally leased facilities with little upfront investment required. As of September 30, 2003, fixed assets totaled $2.3 million, or 1.80% of assets, approximating industry averages. The relative investment in fixed assets positively impacts the

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Page 1.9

Bank's reported income, as the Bank experiences lower depreciation expense and lower losses of interest income.

            Over the past five years, Citizens Community' funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings. From fiscal year end 1999 through September 30, 2003, the Bank's deposits increased at an annual rate of 6.6%, as Citizens Community gained deposits through the additional branch offices and through the conversion to a thrift from a credit union, which expanded the potential customer base. As of September 30, 2003, CDs and transaction and savings accounts represented 63.9% and 36.1% of the Bank's total deposits, respectively. Since fiscal 1999, Citizens Community' transaction and savings accounts have increased by $8.9 million, or 27%, to a total of $41.5 million. During this time, savings, NOW and money market deposit accounts all increased in balance. As of September 30, 2003, the Bank had a small amount of brokered CDs.

            Borrowings serve as an alternative funding source for the Bank to support control of deposit costs and to aid in interest rate risk management. The Bank has used borrowings only in the most recent fiscal year, and as of September 30, 2003, borrowings held by Citizens Community totaled $3.7 million, or 3.1% of total deposits and borrowings. All of the borrowings held by Citizens Community at September 30, 2003 consisted of overnight FHLB advances. Anticipated deposit growth, the offering proceeds, and internal cash flows are expected to adequately address most of the Bank's funding needs in the foreseeable future. To the extent additional borrowings may be utilized by the Bank, such borrowings would likely consist of FHLB advances.

            Since fiscal year end 1999, positive earnings translated into an annual capital growth rate of 7.0% for the Bank. Capital growth lagged the Bank's asset growth rate, as Citizens Community' equity-to-assets ratio decreased from 8.6% at fiscal year end 1999 to 8.4% at September 30, 2003. The Bank maintains a small balance of an intangible, $156,000, consisting of a core deposit intangible related to a branch purchase transaction, and thus the level of tangible capital is slightly lower. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2003. The addition of conversion proceeds will serve to strengthen Citizens Community's capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if

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Page 1.10

favorable growth opportunities are presented. At the same time, as the result of the Bank's increased pro forma capital position, Citizens Community's ROE can be expected to be below industry averages following its conversion.

Income and Expense Trends

            Table 1.2 shows the Bank's historical income statements from fiscal year 1999 through fiscal year 2002. The Bank reported positive earnings over the past five years, ranging from a low of 0.49% of average assets during fiscal 2003 to a high of 0.79% of average assets during fiscal 2002. Net income as a percent of average assets has been impacted by the payment of income taxes in fiscal 2002 and 2003, following the conversion to the mutual thrift charter. Consistent with the Bank's thrift operating strategy, net interest income, non-interest income and operating expenses have been the dominant factors in Citizens Community's income statement. For fiscal 2002 and 2003, loan loss provisions have been a moderate factor in the Bank's earnings. Citizens Community has not reported any non-operating items (gains or losses) in the past five years, again indicative of the traditional operations of the Bank.

            Citizens Community maintained a net interest margin between 3.66% and 4.68% of average assets throughout the period shown in Table 1.2. During the most recent fiscal year, the net interest margin has expanded due to the Bank's maintenance of a relatively high concentration of fixed rate residential loans in portfolio, while at the same time deposit interest costs have been declining noticeably. In fiscal 2003, the overall level of interest income has increased, notwithstanding the current low interest rate environment, due to the higher balances of interest earning assets and the increasing proportion of assets that are held in loans receivable. Deposit costs are favorably affected by the balance of core deposits held in portfolio. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

            Sources of non-interest operating income have been a noticeable contributor to the Bank's earnings in recent years, as Citizens Community has historically generated a level of income from the customer base. During the last three fiscal years, non-interest operating income has increased from 0.95% of average assets to 1.09% of average assets, and consisted of fees and charges on the deposit base, lending operations, and sales of insurance products. At this time the

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Table 1.2
Citizens Community Federal
Historical Income Statements

	For the Fiscal Year Ended September 30,
	1999		2000		2001		2002		2003
	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)

Interest Income	$7,392	7.97%	$8,123	8.24%	$8,822	8.52%	$8,493	7.67%	$8,880	7.28%
Interest Expense	(3,994)	-4.30%	(4,148)	-4.21%	(4,844)	-4.68%	(3,859)	-3.48%	(3,178)	-2.61%
Net Interest Income	$3,398	3.66%	$3,976	4.03%	$3,978	3.84%	$4,634	4.18%	$5,703	4.68%
Provision for Loan Losses	(161)	-0.17%	(202)	-0.21%	(230)	-0.22%	(375)	-0.34%	(406)	-0.33%
Net Interest Income after Provisions	$3,237	3.49%	$3,774	3.83%	$3,748	3.62%	$4,258	3.84%	$5,297	4.34%

Other Income	$724	0.78%	$933	0.95%	$1,000	0.97%	$1,108	1.00%	$1,332	1.09%
Operating Expense	(3,302)	-3.56%	(3,928)	-3.98%	(4,189)	-4.04%	(4,675)	-4.22%	(5,642)	-4.63%

Net Income Before Tax	$659	0.71%	$779	0.79%	$559	0.54%	$691	0.62%	$988	0.81%
Income Taxes	0	0.00%	0	0.00%	0	0.00%	(27)	-0.02%	(390)	-0.32%
Net Income (Loss)	$659	0.71%	$779	0.79%	$559	0.54%	$665	0.60%	$597	0.49%

(1)   Ratios are as a percent of average assets.

Source: Citizens Community's financial statements.

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Bank has no plans to further diversify into activities that would generate substantial additional non-interest operating income and, thus, Citizens Community's earnings can be expected to be similarly affected by the level of non-interest income.

            Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 3.56% of average assets in fiscal 1999 to a high of 4.63% of average assets in fiscal 2003. Such expenses as a percent of average assets have increased steadily over the time period shown in Table 1.2. The operating expense ratio for the Bank reflects the operating posture of Citizens Community, including costs related to the branch office network, personnel costs, and costs associated with the consumer lending department, which requires additional personnel for origination and servicing of these loans. Upward pressure will be placed on the Bank's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

            Overall, the general trends in the Bank's net interest margin and operating expense ratio since 1999 reflect a steady level of core earnings, as indicated by the Bank's expense coverage ratio (net interest income divided by operating expenses). Citizens Community's expense coverage ratio equaled 1.03 times in fiscal 1999, versus a comparable ratio of 1.01 times during the twelve months ended September 30, 2003. Similarly, Citizens Community's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 80.2% for twelve months ended September 30, 2003 was similar to the 80.1% efficiency ratio maintained in fiscal 1999.

            Loan loss provisions have followed an increasing trend in the last five fiscal years. The higher level of loss provisions established during the most recent two fiscal years reflects the need for a higher allowance due to the higher loan portfolio balance, and the Bank's assessment of the loan portfolio quality and other factors related to the collectibility of the loan portfolio. As of September 30, 2003, the Bank maintained allowance for loan losses of $467,000, equal to 83.1% of non-performing assets and accruing loans more than 90 days past due and 0.38% of net loans receivable. Exhibit I-6 sets forth the Bank's allowance for loan loss activity during the past two years.

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            As stated previously, the Bank's traditional operating strategy, lack of income or expense from sales of real estate owned, or gains on the sale of loans into the secondary market has resulted in no non-operating income or expense items since fiscal 1999. The Bank's effective tax rate has approximated 40% for fiscal 2003. Going forward, the effective tax rate is expected to approximate 40%.

Interest Rate Risk Management

            Certain interest rate risk calculations provided by the OTS indicate that Citizens Community is not subject to a noticeable level of interest rate risk. As of September 30, 2003, the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2% instantaneous and sustained increase in interest rates would result in a 1% decline in the Bank's NPV (see Exhibit I-7).

            The Bank manages interest rate risk from both the asset and liability sides of the balance sheet. On the asset side of the balance sheet, Citizens Community maintains a loan portfolio with payable on demand features at the Bank's option, which significantly reduces the interest rate risk of the fixed rate loans. The Bank also maintains a balance of short-term liquid funds. On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through maintaining an adequate capital position and through emphasizing less interest rate sensitive and lower costing transaction and savings accounts. Exhibit I-8 reveals the characteristics of the Bank's loan portfolio.

            The infusion of stock proceeds will serve to further limit the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

            Citizens Community's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and consumer loans, and these loan types continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family and consumer loans, lending diversification by the Bank includes a balance of second mortgage loans and a small balance of

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commercial real estate loans. Exhibit I-9 provides historical detail of Citizens Community's loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of September 30, 2003.

            At September 30, 2003, the Bank's loan portfolio was concentrated in 1-4 family residential mortgage loans totaling $71.1 million, or 57.5% of loans receivable. The Bank originates permanent fixed rate first mortgage loans for portfolio, and has not historically sold loans into the secondary market. The Bank does not offer or originate adjustable rate mortgage ("ARM") loans. First mortgage fixed rate residential loans originated by Citizens Community for the purpose of purchasing an owner-occupied home include terms of 15 to 30-years, with loan-to-value ("LTV") ratios of 80% or more requiring private mortgage insurance. The first mortgage residential real estate loans contain a "payable on demand" provision, whereby the Bank has the option of calling the loan due upon reaching the date of the payable on demand feature. The Bank can call the loan due at anytime thereafter up until maturity of the loan, after giving a 90-day notice to the borrower. These loans are thus classified as balloon loans on the OTS Schedule CMR, and assist in the Bank's management of interest rate risk.

            Citizens Community also originates residential second mortgage loans, and home equity loans or lines of credit loans, consisting of loans with 15 year amortization schedules that carry 3-, 5-, or 10-year balloon features. Such loans totaled $4.7 million, or 3.8% of loans receivable as of September 30, 2003. Citizens Community originates first mortgage home equity loans in amounts up to 90% of the appraised value without private mortgage insurance, and originates loans with LTV's between 90% and 100% of the LTV, as long as these loans follow applicable regulatory guidelines. LTV's on second mortgage loans are restricted to 80%, in accordance with Bank policy, unless the Bank holds the first mortgage on the loan, in which case the LTV can go over 80%. These loan products are reflective of the Bank's recent business strategy of lending on residential property and providing a broader range of products and services to the customer base. These types of lending will continue to be emphasized over the course of this plan, due to the acceptable yields and credit risk associated with these loans.

            As of September 30, 2003, the $47.6 million of consumer loans consisted mostly of automobile loans, secured and unsecured signature loans, credit card loans, recreational vehicle/boat/motorcycle loans and loans on secured deposits. Given the Bank's strong

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experience in these types of lending, the Bank intends to continue emphasizing such lending as a full-service institution, and will continue to comply with the applicable consumer loan limitation as a percent of assets.

            Automobile/recreational vehicle loans, which totaled $26.9 million, or 56.6% of total consumer loans as of September 30, 2003, generally are made at 90%-95% LTV ratios, although a certain proportion of the portfolio is made with downpayments of up to 20%. Such loans are generally limited to 3-5 year terms, with used automobile/recreational vehicle loans having shorter terms. The automobile/recreational vehicle loan portfolio contains approximately 30% new and 70% used vehicles. Signature loans are limited to $20,000, and have an average term of 3 years. Such loans are generally made based on income ratios and the knowledge of the borrower, and a portion of such loans is unsecured. Recreational vehicle loans are originated on both new and used security, with terms of up to 5 years.

            In the past, Citizens Community has not originated material amounts of other types of real estate secured loans such as construction loans or commercial real estate loans. The Bank does not intend to pursue a construction lending program in the near term future, although Citizens Community may pursue commercial real estate lending as this type of lending remains attractive due to the higher yields and adjustable rate nature of these loans. The Bank intends to organize and implement a commercial real estate lending program starting approximately in the year 2005. This will also permit the Bank to operate as a more complete community bank and full service institution, offering a wider array of loan products to the communities served. Such commercial real estate loans are expected to consist of loans secured by various small, local commercial business properties and certain multi-family buildings in the local market areas served by the Bank's offices. The Bank also recognizes that sufficient experienced personnel in this area of lending will have to be put into place in order to facilitate this activity going forward.

            Exhibit I-11 provides a summary of the Bank's lending activities over the past three years, which shows that originations of 1-4 family permanent mortgage loans accounted for $105.4 million, or 49.5% of the Bank's total lending volume. Originations of 1-4 family loans were notably higher during fiscal 2002 and 2003 compared to fiscal 2001 ($48.4 million versus $20.5 million), which was supported by a higher demand for loans to be refinanced. The stronger demand for loan refinancings also translated in higher repayments during fiscal 2002

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Page 1.16

and 2003. Consumer lending constituted the Bank's other most active area of lending during the past three years, with such originations totaling $39.0 million during fiscal 2003 and $35.3 million during fiscal 2002.

Asset Quality

            The Bank's balance of non-performing assets and accruing loans that are more than 90 days past due has shown a stable history over the past five fiscal years, equaling 0.39% and 0.43% of assets as of September 30, 1999 and September 30, 2003, respectively. The consistently strong credit quality has been realized through aggressive oversight of the loan portfolio and selective underwriting. As shown in Exhibit I-12, the Bank's balance of problem assets at September 30, 2003 consisted of $562,000 of non-accruing loans. The non-accruing loan balance consisted of both consumer loans and 1-4 family residential loans.

            The Bank reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Bank maintained valuation allowances of $467,000 at September 30, 2003, equal to 0.38% of net loans receivable and 83.10% of non-performing assets and accruing loans more than 90 days past due.

Funding Composition and Strategy

            Deposits have consistently accounted for the Bank's primary source of funds and at September 30, 2003 deposits equaled 97% of Citizens Community's interest-bearing funding composition. Exhibits I-13 and I-14 provide the interest rate and maturity composition of the CD portfolio at September 30, 2003. CDs represent the largest component of the Bank's deposit composition, with Citizens Community' current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of September 30, 2003, the CD portfolio totaled $73.5 million or 63.9% of total deposits and 64% of the CDs were scheduled to mature in one year or less. Citizens Community does not hold any brokered CDs in

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portfolio. Deposit rates offered by the Bank are generally in the middle of the range of rates offered by local competitors.

            Lower cost savings and transaction accounts comprise the balance of the Bank's deposit composition, with such deposits amounting to $41.5 million or 36.1% of total deposits at September 30, 2003. Over the past year, the Bank's concentration of transaction and savings accounts comprising total deposits has increased, as transaction and savings account deposits equaled 33.1% of Citizens Community' total deposits at fiscal year end 2002. The increase in core deposits as a percent of total deposits was realized through growth of checking, savings and money market accounts.

            Borrowings, consisting entirely of FHLB advances, have been utilized by the Citizens Community in the most recent fiscal year, primarily to assist in interest rate risk management and to support expansion of operations. The Bank maintained $3.7 million of borrowings at September 30, 2003, versus a zero balance as of September 30, 2002. Exhibit I-15 provides further detail of Citizens Community' borrowing activities during the past three fiscal years. The advances are short-term advances with daily repricing. Citizens Community's deposit growth, internal funding and stock proceeds are expected to be adequate enough to fund the substantial portion of the Bank's lending and investment activities for the intermediate-term. To the extent additional borrowings are utilized by the Bank, such borrowings would most likely consist of FHLB advances.

Subsidiary Operations

            As of September 30, 2003, Citizens Community did not have any operating subsidiaries.

Legal Proceedings

            Citizens Community is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

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Page 2.1

II - MARKET AREA

Introduction

            The Bank conducts operations in the northwestern and central portions of the state of Wisconsin through its headquarters office and a network of eight branch offices. Details of the Citizens Community's office network are shown in Exhibit II-1. As of October 31, 2003, Citizens Community acquired a branch facility in the city of Mankato, Minnesota, located in southcentral Minnesota. The Wisconsin counties of Eau Claire, Buffalo, Jackson, Sauk, Barron and Chippewa, and the Minnesota county of Blue Earth, represent the Bank's primary market area, with a majority of the Bank's business conducted there. The remaining business operations are conducted in surrounding areas and counties. The combined seven counties in which the Bank has a presence had a population of approximately 345,000 as of the year 2002, representing an increase from 337,000 as of the 2000 census. Most of the market area counties are primarily rural in nature, with a single population center in the county operating as the economic and demographic center. The major cities and population centers within the Bank's market area include Eau Claire, Chippewa Falls, Black River Falls, Mankato, Faribault, Owatonna, Rice Lake and Baraboo.

            The Bank holds a moderate market share of deposits in Eau Claire County (approximately 8.9%), and market shares of less than 3% in all other six market area counties, and thus has potential for additional growth if given the opportunity to establish a wider branch office network. Citizens Community competes with a number of national, regional and locally-based financial institutions. The primary larger financial institution competitors include the Royal Credit Union, The U.S. Bank, NA, M&I Marshall and Isley Bank and Associated Bank, NA. Citizens Community also competes with a larger number of locally headquartered commercial banks, savings institutions and credit unions, with a number operating only in one market area county. In addition, the Bank faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries. Over the past couple of years, the competitive factors have intensified with the growth of electronic delivery systems (particularly the Internet).

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            Future growth opportunities for the Bank depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank's office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area, and the relative impact on value.

National Economic Factors

            The future success of the Bank's operations is partially dependent upon various national and local economic trends. In assessing economic trends through the third calendar year quarter, the broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ Composite Index posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Throughout late July and early August, the stock market reacted to continued uncertainty about the strength of the economic recovery, the potential for ongoing military action in Iraq, and increasingly larger projected federal budget deficits. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

            Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to the broader market. By mid-October the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 7.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a rally in stock market during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged

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Page 2.3

lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late November and early December 2003, positive economic news such as improved third quarter corporate profits, and a perceived strong start to the Christmas shopping season, resulted in increased investor confidence for the future. The Federal Reserve provided continued signs that interest rates may likely stay at current historical lows for all of 2004 and into calendar year 2005. As a result, the major stock indices reached highs not seen for the most recent 18- to 24-month time period. As an indication of the general trends in the nation's stock markets over the past year, on December 12, 2003, the DJIA closed at 10042.2, an increase of 19.1% from one year earlier, while the NASDAQ stood at 1949.0, an increase of 43.1% over the same time period. The Standard & Poors 500 Index closed at 1074.1 on December 12, 2003, an increase of 20.8% from a year ago.

            In terms of interest rate trends, treasury prices moved lower at the beginning of the second quarter of 2003, as the bond market ignored weak economic data and focused mainly on news of U.S. war successes in Iraq that sparked a rally in stocks. The Federal Reserve concluded to leave short-term interest rates unchanged at its meeting in early-May. However, in a major shift, the central bank signaled that it may cut rates later to ward off the possibility of deflation, which served to boost Treasury prices following the Federal Reserve meeting. Amid more signs of economic sluggishness and growing concerns of deflation, Treasury yields plunged to their lowest levels in 45 years through the end of May and into early-June. Treasury yields declined further in mid-June on news of a shake-up among Freddie Mac's top executives due to accounting concerns and growing expectations that the Federal Reserve would cut rates again. A smaller than hoped for 0.25% rate cut by the Federal Reserve in late-June prompted a sell-off in Treasury issues at the close of the second quarter.

            The decline in bond prices became more pronounced at the beginning of the third quarter of 2003, with the yield on the 10-year Treasury increasing from 3.56% on July 1, 2003 to 4.43% on July 31, 2003. Investors dumped bonds in favor of stocks during July on growing optimism of an economic recovery that would lead to an end of further rate cuts by the Federal Reserve. The Federal Reserve kept its interest rate target at a 45-year low of 1.0% at its mid-August meeting and predicted that rates would stay near that level for some time. Treasury yields

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Page 2.4

continued to climb higher through the balance of August, as the U.S. and global economy showed signs of improving and the Dow Jones Industrial Average rose to a 14-month high. However, the weak employment data for August provided a boost to the bond market in early-September. U.S. Treasury bonds continued to strengthen through mid-September, as the Federal Reserve left interest rates unchanged and indicated they would remain low, as government data showed underlying inflation at a 37-year low. Further indications by the Fed in regards to its intention to keep interest rates low throughout the rest of 2003 and all of 2004, kept both long- and short-term interest rates low through the fourth quarter of 2003. As of December 12, 2003, one- and 10-year U.S. government bonds were yielding 0.89% and 4.24%, respectively. Exhibit II-2 present additional details regarding historical interest rates.

Market Area Demographics

            Table 2.1 presents information regarding the demographic and economic trends for the Bank's market area counties from 2000 to 2003 and projected through 2008, with additional data provided in Exhibit II-3. Data for the nation and the State of Wisconsin is included for comparative purposes. The Bank's seven county market area contained a total population of approximately 345,000 as of 2003, with Eau Claire County, the location of the Bank's administrative office and largest branch operations, containing 28% of the population base. The counties of Chippewa, Barron, Sauk and Blue Earth have more moderate population basis of approximately 55,000, while Buffalo and Jackson Counties are much smaller in population. All counties reported population growth from 2000 to 2003, with the smaller counties of Buffalo and Jackson reporting growth at rates lower than the statewide rate of 0.6% annually. Eau Claire County also had only minimal growth over than same time period. The fastest growing counties include Chippewa County and Sauk County. These trends are projected to continue over the next five years through 2008.

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Table 2.1
Citizens Community Federal
Summary Demographic/Economic Information
				Growth Rate 2000-03	Growth Rate 2003-2008
	Year
	2000	2003	2008
				(%)	(%)
Population(000)
United States	281,422	290,647	305,918	1.1%	1.0%
Wisconsin	5,364	5,466	5,637	0.6%	0.6%
Eau Claire County	93	95	98	0.6%	0.6%
Buffalo County	14	14	14	0.3%	0.3%
Jackson County	19	19	20	0.6%	0.6%
Sauk County	55	57	59	0.9%	0.9%
Barron County	45	46	48	0.7%	0.7%
Chippewa County	55	57	60	1.1%	0.9%
Blue Earth County, MN	56	57	59	0.7%	0.5%

Households(000)
United States	105,480	109,440	116,034	1.2%	1.2%
Wisconsin	2,085	2,154	2,272	1.1%	1.1%
Eau Claire County	36	37	39	1.2%	1.1%
Buffalo County	6	6	6	0.9%	0.8%
Jackson County	7	7	8	1.1%	1.0%
Sauk County	22	22	24	1.3%	1.3%
Barron County	18	19	20	1.2%	1.2%
Chippewa County	21	22	24	1.7%	1.5%
Blue Earth County, MN	21	22	23	1.2%	1.1%

Median Household Income($)
United States	$42,729	$46,868	$53,230	3.1%	2.6%
Wisconsin	44,208	48,947	56,512	3.5%	2.9%
Eau Claire County	39,731	44,557	51,381	3.9%	2.9%
Buffalo County	37,348	41,928	48,255	3.9%	2.9%
Jackson County	37,251	42,620	50,460	4.6%	3.4%
Sauk County	42,350	47,969	56,596	4.2%	3.4%
Barron County	37,564	42,359	49,807	4.1%	3.3%
Chippewa County	39,723	44,147	50,592	3.6%	2.8%
Blue Earth County, MN	39,659	44,222	50,589	3.7%	2.7%

Per Capita Income($)
United States	$21,587	$24,078	$27,656	3.7%	2.8%
Wisconsin	21,271	24,304	28,680	4.5%	3.4%
Eau Claire County	19,250	22,381	26,858	5.2%	3.7%
Buffalo County	18,123	20,782	24,555	4.7%	3.4%
Jackson County	17,604	20,435	24,806	5.1%	4.0%
Sauk County	19,695	23,164	27,928	5.6%	3.8%
Barron County	18,091	21,057	25,567	5.2%	4.0%
Chippewa County	18,243	20,798	24,738	4.5%	3.5%
Blue Earth County, MN	18,712	21,576	25,807	4.9%	3.6%

2002 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55+ Yrs.
United States	21.0%	27.0%	30.0%	22.0%
Wisconsin	20.0%	27.0%	30.0%	23.0%
Eau Claire County	19.0%	33.0%	27.0%	21.0%
Buffalo County	19.0%	23.0%	30.0%	28.0%
Jackson County	19.0%	26.0%	30.0%	25.0%
Sauk County	21.0%	25.0%	29.0%	25.0%
Barron County	19.0%	25.0%	29.0%	27.0%
Chippewa County	20.0%	25.0%	31.0%	24.0%
Blue Earth County, MN	17.0%	38.0%	25.0%	20.0%

2002 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000+
United States	26.0%	28.0%	46.0%
Wisconsin	22.0%	29.0%	49.0%
Eau Claire County	25.0%	32.0%	43.0%
Buffalo County	27.0%	34.0%	39.0%
Jackson County	27.0%	32.0%	41.0%
Sauk County	21.0%	31.0%	48.0%
Barron County	28.0%	32.0%	40.0%
Chippewa County	25.0%	33.0%	42.0%
Blue Earth County, MN	26.0%	32.0%	42.0%

Source: ERSI.

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            These population trends represent a moderately positive trend for the Bank as the market area has certain areas of strong growth and certain areas of weaker growth. The overall population base provides a source of business for financial institutions, although the Bank's offices are spread across a relatively large geographical area. As shown in Table 2.1, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to remain relatively constant over the next five years, indicating that the Bank's business prospects are expected to remain stable in the foreseeable future.

            Table 2.1 also details the age distribution of the residents of the Bank's market area counties in all market area counties, and reveals that overall, the market area counties have similar age distribution characteristics as the state and nation, with the exception of Eau Claire and Blue Earth Counties. These counties contain a much lower average age population base, a result of the presence of the University of Wisconsin at Eau Claire and Mankato State University, respectively. This is a positive factor, as typically rural areas contain, on average, older populations.

            Examination of another characteristic of the Bank's market area, median household income and per capita income, revealed that all market area counties were below statewide and national averages, with the exception of Sauk County, which is located closer to the larger metropolitan areas of Milwaukee and Madison. Most of the Bank's market area counties are rural and thus reported lower income levels. Historical and projected income growth levels were more in-line with statewide averages, indicating that the incomes for the residents are expected to trend upward. These income statistics are also shown in the household income distribution figures of Table 2.1. The relatively low income levels indicate the potential for reduced levels of financial institution deposits, deposit growth and overall need for financial institution services.

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Local Economy

            The local Eau Claire/Chippewa County region was historically based on manufacturing, but similar to many areas of the country, has been transferred into a more services oriented economy in the last couple of decades with employment in most large economic sectors. The area acts as a regional employment and retail center for the west-central Wisconsin area, with many out-of-town residents commuting to the Eau Claire area for work or other needed services. Health care and consumer goods are significant sectors of the local economy. In addition, the University of Wisconsin maintains a large branch campus at Eau Claire. As shown in the table below, the employment base is well diversified, a positive operating factor for financial institutions as there is no dependence on one area of the economy.

Table 2.2
Eau Claire County Major Employers

# of Employees	Industry/Product
1000+
Eau Claire Area School District	Education
Luther/Midelfort Mayo Health System	Health Care
Menards
Sacred Heart Hospital	Health Care
University of Wisconsin-Eau Claire	Education
500-999
Eau Claire - City	Local Government
Eau Claire - County	Local Government
Hutchinson Technology, Inc.
Ovations/United Health Group	Health Care
Nestle, USA	Consumer Goods
Xcel Energy	Utility
250-499
Cascade Tissue	Consumer Goods
Chippewa Valley Technical College	Education
Eau Claire Press Company	Printing
Lutheran Social Services
Market & Johnson, Inc.
Marshfield Clinic	Health Care
Mega Foods/Marts	Supermarket
PDM Bridge
Phillips Plastics Corporation	Plastic Products

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Table 2.2 (cont.)
Chippewa County Major Employers

Company	Industry/Product	# of Employees
TTM Technologies	Circuit Boards	700
Chippewa Falls School District	Education	636
SGI Silicon Graphics	Supercomputers	535
St. Joseph's Hospital	Health Care	493
Northern Wisconsin Center	Home for Develop. Disabled	487
Chippewa County	Local Government	422
Celestica	Circuit Boards	375
Cray, Inc.	Supercomputers	325
Pactiv Corp.	Plastic Foam Wear	300

Source: County Chamber of Commerce, as of 2003.

            As shown in Table 2.3 below, the State of Wisconsin and the seven market area counties both reported the largest proportion of employment in services, wholesale/retail trade, manufacturing and government, indicative of a relatively diversified employment base. The market area counties recorded a higher level of agriculture employment, and indication of the rural nature of the market area. In addition, the market area counties reported a lower level of manufacturing employment, while the state of Wisconsin reported a higher level of services employment. Overall, however, with the exception of the farm-based employment, the employment base of the Bank's market area was quite similar to the statewide averages. Construction employment was lower in the market area counties also. The presence of a lower level of manufacturing employment generally is a favorable characteristic, as the manufacturing sector of the economy has been declining for a number of decades. See Exhibit II-4 for additional data and details.

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Table 2.3
Primary Market Area Employment Sectors
(Percent of Labor Force)

Employ. Sectors	Wisconsin	Market Area
Services	27.8%	26.3%
Wholesale/Ret. Trade	21.5	21.6
Manufacturing	18.4	13.8
Government	11.7	11.5
Finance, Ins., Real Estate	6.8	4.7
Construction	5.2	6.0
Transportation/Public Util.	4.5	6.1
Agriculture	2.9	7.4
Other	1.2	2.6
	100.0%	100.0%
Source: REIS DataSource.

            As shown in Table 2.4, similar to national trends, unemployment in Wisconsin and four of the market area counties has increased in the last twelve months, while unemployment in Jackson, Chippewa and Blue Earth Counties declined. The lowest unemployment rates were found in Blue Earth County (the location of Mankato State University), Sauk County (located close to the University of Wisconsin at Madison), and Jackson County. All seven market area counties had unemployment rates below the statewide and national average, a favorable sign as it reflects a certain availability of employment for workforce employers.

Table 2.4
Market Area Unemployment Trends

Region	August 2002 Unemployment	August 2003 Unemployment
United States	5.8%	6.1%
Wisconsin	5.1%	5.4%
Eau Claire County	4.2%	4.6%
Buffalo County	3.4%	4.2%
Jackson County	3.7%	3.5%
Sauk County	3.3%	3.4%
Barron County	4.5%	5.0%
Chippewa County	5.0%	4.9%
Blue Earth County, MN	3.0%	2.9%

Source: U.S. Bureau of Labor Statistics.

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Page 2.10

Competition

            Due to the overall size of the seven county market in which the Bank operates, Citizens Community holds a minimal market share of deposits of 2.2% (see Table 2.5). Within specific counties, the Bank has an 8.9% deposit market share in Eau Claire County and a 2.7% market share in Buffalo County. With the current market share below 10% in all counties, additional deposit growth in the seven market area counties is likely achievable, particularly as Citizens Community competes with a number of regional and super-regional competitors, along with a number of locally-based financial institutions.

            Table 2.5 displays deposit trends for thrifts and commercial banks in each county in which Citizens Community current has a branch location, although historical comparable data is difficult as the Bank only operated in Eau Claire County in 1998. Since 1998, deposit growth in Wisconsin has been positive for both commercial banks and savings institutions, although commercial banks have grown deposits at a rate more than twice that of savings institutions. Commercial banks continue to maintain the majority of deposit funds in the state of Wisconsin, approximately 82% of all deposits as of the most recent date.

            Within Eau Claire County, the location of the Bank's headquarters office and three branch offices, Citizens Community recorded an annualized increase in deposits of 4.9% over the four-year period, while Eau Claire County recorded slightly higher growth of 6.3%. In Eau Claire County, savings institutions deposits increased at an 8% annual rate, while commercial bank deposits increased by a lower 5.7% annual rate. Commercial banks have approximately 75% of deposit funds in Eau Claire County. In Buffalo County, the location of Citizens Community's Mondovi branch office, the Bank reported a deposit market share of 2.7% as of June 2002.

            With regard to lending competition in the local market area, the Bank anticipates the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business, in addition to competition with other local and regional mortgage companies, independent mortgage brokers and credit unions in originating mortgage and non-mortgage loans. To remain competitive, Citizens Community focuses on providing residential mortgage and consumer loans and retail

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Table 2.5
Citizens Community Federal
Deposit Summary

	As of June 30,						Deposit Growth Rate 1998-2002
	1998			2002
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches
	(Dollars In Thousands)						(%)

State of Wisconsin	$69,262,000	100.0%	2,028	$83,601,000	100.0%	2,172	4.8%
Commercial Banks	55,141,000	79.6%	1,565	68,273,000	81.7%	1,750	5.5%
Savings Institutions	14,121,000	20.4%	463	15,328,000	18.3%	422	2.1%

Total Market Area	$4,029,346	100.0%	152	$4,798,955	100.0%	164	4.5%
Commercial Banks	3,480,073	86.4%	122	4,277,089	89.1%	137	5.3%
Savings Institutions	549,273	13.6%	30	521,866	10.9%	27	-1.3%
Citizens Comm. Fed	80,014	2.0%	0	105,159	2.2%	7	7.1%

Barron County	$594,349	100.0%	22	$716,389	100.0%	23	4.8%
Commercial Banks	524,188	88.2%	18	627,292	87.6%	19	4.6%
Savings Institutions	70,161	11.8%	4	89,097	12.4%	4	6.2%
Citizens Comm. Fed	0	0.0%	0	155	0.0%	1	NM

Buffalo County	$188,550	100.0%	9	$233,152	100.0%	11	5.5%
Commercial Banks	188,550	100.0%	9	226,797	97.3%	10	4.7%
Savings Institutions	0	0.0%	0	6,355	2.7%	1	NM
Citizens Comm. Fed	0	0.0%	0	6,355	2.7%	1	NM

Chippewa County	$522,907	100.0%	25	$596,703	100.0%	24	3.4%
Commercial Banks	425,531	81.4%	19	492,259	82.5%	18	3.7%
Savings Institutions	97,376	18.6%	6	104,444	17.5%	6	1.8%
Citizens Comm. Fed	0	0.0%	0	0	0.0%	0	NM

Eau Claire County	$857,437	100.0%	30	$1,093,280	100.0%	34	6.3%
Commercial Banks	657,468	76.7%	19	820,757	75.1%	22	5.7%
Savings Institutions	199,969	23.3%	11	272,523	24.9%	12	8.0%
Citizens Comm. Fed	80,014	9.3%	0	96,917	8.9%	3	4.9%

Jackson County	$163,100	100.0%	9	$176,189	100.0%	10	1.9%
Commercial Banks	143,887	88.2%	8	175,194	99.4%	9	5.0%
Savings Institutions	19,213	11.8%	1	995	0.6%	1	-52.3%
Citizens Comm. Fed	0	0.0%	0	995	0.6%	1	NM

Sauk County	$862,789	100.0%	31	$1,029,751	100.0%	35	4.5%
Commercial Banks	765,917	88.8%	27	1,029,014	99.9%	34	7.7%
Savings Institutions	96,872	11.2%	4	737	0.1%	1	-70.5%
Citizens Comm. Fed	0	0.0%	0	737	0.1%	1	NM

Blue Earth County	$840,214	100.0%	26	$953,491	100.0%	27	3.2%
Commercial Banks	774,532	92.2%	22	905,776	95.0%	25	4.0%
Savings Institutions	65,682	7.8%	4	47,715	5.0%	2	-7.7%
Citizens Comm. Fed	0	0.0%	0	0	0.0%	0	NM
Source: FDIC; OTS.

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Page 2.12

deposit services to existing customers and the new customers attracted to the Bank. As indicated in the mission statement, the Bank's mission is to position itself to exceed every expectation for providing high quality personal customer service. This strategy is designed to identify a niche in the market where the Bank can compete against other institutions. Citizens Community's approach to reaching the potential customer base is to market to the general public at large through various marketing avenues (radio, newspaper, direct mail and other means).

Summary

            The overall condition of the primary market area can be characterized as stable, with moderate growth potential based on regional population and economic projections. The overall total population base within the Bank's market area counties does provide the potential for additional banking customers, particularly in light of the current market share of deposits held by the Bank. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Citizens Community having to pay competitive deposit rates, provide high quality service and consider providing electronic banking capabilities to increase local market share. In addition, the Bank also will have to engage in sufficient levels of marketing activities, such as direct mail, television, radio and newspaper advertising and public relations.

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Page 3.1

III. PEER GROUP ANALYSIS

            This chapter presents an analysis of Citizens Community's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Citizens Community is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Citizens Community and the Peer Group, will then be used as a basis for the valuation of Citizens Community's to-be-issued common stock.

Peer Group Selection

            The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 18 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

            Given the unique characteristic of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Citizens Community's valuation should be comprised of subsidiary institutions of mutual holding companies. The Peer Group is consistent with

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Page 3.2

the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies whose market prices appear to be distorted by speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction whereby the MHCs will be acquired by another institution and cease to exist. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

            This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

            Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority

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Page 3.3

interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group's reported financial data and the financial data of Citizens Community as a mutual institution are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Citizens Community's Peer Group

            Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Wisconsin-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Citizens Community. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In the selection process, publicly-traded MHCs with assets of less than $1.0 billion were considered for the Peer Group. Institutions with assets of more than $1.0 billion were considered to be less comparable to Citizens Community in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $1.0 billion and all ten were selected for the Peer Group. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions or remutualization transactions is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

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Page 3.4

            Unlike the universe of publicly-traded thrifts, which includes approximately 220 companies, the universe of public MHC institutions is small, thereby limiting the prospects of a relatively comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Citizens Community and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Citizens Community and the Peer Group.

            Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Citizens Community, we believe such companies form a good basis for the valuation of Citizens Community, subject to certain valuation adjustments.

            In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (12.40% of assets versus 10.65% for the all public average), generate comparable core earnings on a return on assets basis (0.60% ROA versus 0.68% average for the all public average), and generate a lower core ROE (4.63% core ROE versus 6.79% for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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Page 3.6

	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	$2,437	$353	$404
Equity/Assets (%)	10.65%	12.40%	23.95%
Core Return on Assets (%)	0.68	0.60	0.65
Core Return on Equity (%)	6.79	4.63	2.63

Pricing Ratios (Averages)(1)
Core Price/Earnings (x)	20.53x	30.19x	30.80x
Price/Book (%)	164.13%	210.98%	98.68%
Price/Assets (%)	17.66	27.74	23.51

(1)            Based on market prices as of December 12, 2003.

            The following sections present a comparison of Citizens Community's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

            Table 3.2 shows comparative balance sheet measures for Citizens Community and the Peer Group. Citizens Community's and the Peer Group's ratios reflect balances as of September 30, 2003, unless otherwise indicated for the Peer Group companies. Citizens Community's net worth base of 8.4% was below the Peer Group's average net worth ratio of 12.4%. However, this disadvantage will to a great extent be eliminated with the consummation of the reorganization and infusion of the net conversion proceeds. The Bank maintained a minimal balance of intangible assets, 0.1% of assets, while the Peer Group's capital included intangibles equal to 0.6% of assets. The similar pro forma capital positions of the Bank and the Peer Group indicate a comparable risk perspective and future earnings potential that could be realized through leverage and lower funding costs. Both the Bank's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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Page 3.8

            Citizens Community maintained a higher proportion of earning assets in loans receivable than the Peer Group, and a correspondingly lower level of cash, cash equivalents and investment securities. The Bank's loans-to-assets ratio of 94.4% exceeded the comparable Peer Group ratio of 57.7%. Comparatively, the Bank's cash and investments-to-assets ratio of 2.9% was lower than comparable ratio for the Peer Group of 37.6%. Overall, Citizens Community's interest-earning assets amounted to 97.3% of assets, which was higher than the comparable Peer Group ratio of 95.3%.

            Citizens Community's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 88.2% of assets, which was above the Peer Group average of 76.6%. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 9.4% and 2.8% for the Peer Group and the Bank, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 91.0% and 86.0%, respectively, with the Bank's higher ratio supported by its maintenance of a lower capital position.

            A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Bank's IEA/IBL ratio is lower than the Peer Group's ratio, based on respective ratios of 106.9% and 110.8%. The additional capital realized from stock proceeds should serve to increase the Bank's IEA/IBL ratio, as a portion of the interest free capital realized in Citizens Community's stock offering is expected to be deployed into interest-earning assets.

            The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Citizens Community's and the Peer Group's growth rates were based on annual growth for the 12 months ended September 30, 2003, or the most recent period available for the Peer Group companies. Citizens Community's assets increased at a 13.1% annual rate, versus a 9.7% asset growth rate posted by the Peer Group. The Peer Group's asset growth rate was supported in part by acquisitions completed by several Peer Group companies in the last 12 months, including BCSB Bankcorp. Citizens Community's asset growth was realized through loan growth, which was in part funded by a decline in cash and investments. Comparatively, asset

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Page 3.9

growth for the Peer Group consisted of cash and investments, as well as loans, with a higher growth rate indicated for cash and investments. Overall, the Bank's asset growth measures would tend to indicate higher earnings growth potential relative to the Peer Group's asset growth measures. However, Citizens Community's current disadvantage with respect to leverage capacity will only be equalized following the increase in capital that will be realized from the stock offering.

            A 10.1% increase in deposits funded Citizens Community's asset growth, as well as a strong increase in borrowings, although the low zero balance of borrowings distorts the percentage increase. Likewise, asset growth for the Peer Group was funded by an 11.5% increase in deposits, while the Peer Group's utilization of borrowings also increased. Capital growth rates posted by the Bank and the Peer Group equaled 5.75% and 0.95%, respectively. The Peer Group's lower capital growth rate was attributable to dividend payments and stock repurchases, which more than offset the positive effect imposed on Citizens Community's capital growth rate that results from maintaining a lower level of capital. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will potentially further depress the Bank's capital growth rate following the stock offering.

Income and Expense Components

            Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended September 30, 2003, unless otherwise indicated for the Peer Group companies. Citizens Community and the Peer Group reported net income to average assets ratios of 0.49% and 0.63%, respectively. Higher levels of loss provisions and operating expenses accounted for the Bank's lower return, which was partially offset by the Peer Group's lower level of net interest income and lower level of non-interest income.

            Citizens Community's interest income and interest expense ratios were both higher than the Peer Group's ratios. The Bank's higher interest income ratio was realized through earning a higher yield on interest-earning assets (7.60% versus 5.78% for the Peer Group), with the Bank's higher ratio due to the overall higher ratio of loans-to-assets, and the maintenance of a substantial portfolio of higher yielding consumer loans. Comparatively, the Peer Group's lower interest expense ratio was supported by maintaining a lower cost of funds (2.53% versus 2.90% for the

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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Page 3.11

Bank). The Peer Group's advantage in this area was also assisted by the Peer Group's maintenance of a lower ratio of interest-bearing liabilities as a percent of assets (86.0% versus 91.0% for Citizens Community). Overall, Citizens Community and the Peer Group reported net interest income to average assets ratios of 4.67% and 3.36%, respectively.

            In another key area of core earnings strength, the Bank maintained a substantially higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 4.63% and 2.90%, respectively. Because of this higher operating expense ratio, the Bank compared less favorably to the Peer Group in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $1.7 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. In addition, Citizens Community's capacity to leverage operating expenses will be similar to the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

            When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group's earnings strength was greater than the Bank's. Expense coverage ratios posted by Citizens Community and the Peer Group equaled 1.01x and 1.16x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

            Sources of non-interest operating income provided a larger contribution to the Bank's earnings, with such income amounting to 1.09% and 0.62% of Citizens Community's and the Peer Group's average assets, respectively. The Bank's relatively higher earnings contribution realized from non-interest operating income is indicative of its more active lending operations, which provide various fees and service charges, along with income generated form insurance

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Page 3.12

sales and the deposit base. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, Citizens Community's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 80.4% was less favorable than the Peer Group's efficiency ratio of 72.9%. The efficiency ratios indicate that the Bank's higher expense ratio more than offset the Peer Group's lower level of net interest income.

Loan loss provisions had a larger impact on the Bank's earnings, as loss provisions of 0.33% of average assets were established by the Bank during the 12 month period. Comparatively, loss provisions established by the Peer Group equaled 0.23% of average assets. The higher level of loss provisions established by the Bank was consistent with its greater degree of diversification into higher risk types of lending, in particular consumer lending (see Table 3.4).

            Net gains realized from the sale of assets were a minor factor in both the Bank's and the Peer Group's earnings, with such gains amounting to 0.00% and 0.05% of average assets for Citizens Community and the Peer Group, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

            Taxes were a larger factor in the Bank's earnings, based on implied effective tax rates of 39.51% and 34.95%, respectively.

Loan Composition

            Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans than maintained by the Peer Group (58.1% versus 35.1% for the Peer Group). The Bank's higher ratio was primarily attributable to maintaining a higher concentration of 1-4 family loans, as Citizens Community maintained no investment in mortgage-backed securities compared to the

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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Peer Group's investment of 11.0% of assets. Given the Bank's historical philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $34.9 million implies that the Peer Group companies have also emphasized originating loans for investment. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles, as servicing assets equaled 0.05% of the Peer Group's assets.

            Diversification into higher risk types of lending was more significant for the Bank, on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (10.7% of assets), followed by commercial business loans (6.3% of assets). The Bank's lending diversification consisted primarily of consumer loans, with that portfolio equaling 36.5% of assets. Citizens Community's more significant diversification into consumer lending translated into a higher risk-weighted assets-to-assets ratio compared to the Peer Group's ratio (68.3% versus 56.1% for the Peer Group), as in addition to the Bank's higher degree of lending diversification was its higher concentration of total loans comprising assets.

Credit Risk

            The Bank's credit risk exposure appears to be similar to the Peer Group's, on average, based on the ratios of non-performing assets and reserves as a percent of non-performing assets. As shown in Table 3.5, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.43% of assets, which was lower than the comparable Peer Group ratio of 0.71%. The Bank maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.46% versus 1.14% for the Peer Group). Alternatively, the Bank maintained a lower level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (83.10% versus 226.04% for the Peer Group), and a lower level of reserves as a percent of non-performing loans (83.10% versus 306.78% for the Peer Group). The Bank's credit risk exposure was also considered to be similar to the Peer Group with respect to the more significant impact of net charge-offs recorded for the 12 month

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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period, as net loan charge-offs equaled 0.25% and 0.35% of net loans receivable for the Bank and the Peer Group, respectively.

Interest Rate Risk

            Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Citizens Community's interest rate risk characteristics were considered to be less favorable than the Peer Group's, as implied by the Bank's lower equity-to-assets and IEA/IBL ratios, offset by a lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to place the Bank on a more equal position in comparison to the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Bank's equity-to-assets and IEA/IBL ratios.

            To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Citizens Community and the Peer Group. In general, the recent relative fluctuations in the Bank's net interest income to average assets ratios were considered to be more than the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Citizens Community was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Citizens Community' assets.

Summary

            Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Citizens Community. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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IV. VALUATION ANALYSIS

Introduction

            This chapter presents the valuation analysis and methodology used to determine Citizens Community's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

            The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

            The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

            The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

            The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Citizens Community's value, the market value of the stocks of public MHC institutions, or Citizens Community's value alone. To the extent a change in factors impacting

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the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

            A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Citizens Community coming to market at this time.

1.            Financial Condition

            The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:
  Overall A/L Composition. Loans funded by retail deposits were the primary components of both Citizens Community's and the Peer Group's balance sheets. Citizens Community's interest-earning asset composition exhibited a higher concentration of loans as a percent of assets, along with a greater degree of diversification into higher risk and higher yielding types of loans (primarily consumer loans). The Bank's more notable diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio than maintained by the Peer Group. Citizens Community's funding composition reflected a higher concentration of deposits and a lower concentration of borrowings than the comparable Peer Group ratios, indicating slightly greater future borrowing capacity for the Bank. Overall, as a percent of assets, the Bank maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities than indicated for the Peer Group, which overall resulted in a lower IEA/IBL ratio for the Bank. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio and, thus, decrease the comparative advantage currently maintained by the Peer Group relative to the Bank's IEA/IBL ratio. For valuation purposes, RP Financial concluded that no adjustment was warranted for the Bank's overall asset/liability composition.

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  Credit Quality. The Bank maintained a lower ratio of non-performing assets-to-assets than the Peer Group, offset by a lower ratio of reserves as a percent of non-performing loans and non-performing assets. The Bank also maintained lower loss reserves as a percent of net loans receivable and the Bank's risk weighted assets-to-assets ratio was higher than the Peer Group's ratio. Citizens Community also reported a higher level of net charge-offs than the Peer Group. Overall, in comparison to the Peer Group, the Bank's measures tended to imply a higher degree of credit exposure and RP Financial concluded that a moderate downward adjustment was warranted for the Bank's credit quality.

  Balance Sheet Liquidity. The Bank operated with a lower balance of cash and investment securities relative to the Peer Group (2.9% of assets versus 37.6% for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and investments ratio will initially increase with the deployment of proceeds into investments, however the Bank intends to quickly place such funds into whole loans. Citizens Community's future borrowing capacity was considered to be greater than the Peer Group's, in light of the higher level of borrowings maintained by the Peer Group; however, both the Bank and the Peer Group were considered to have ample borrowing capacities, particularly as the pro forma capital ratio for the Bank is expected to be similar to the Peer Groups'. Overall, balance sheet liquidity for the Bank was viewed as being lower than the Peer Group, and thus, RP Financial concluded that a slight downward adjustment was warranted for the Bank's balance sheet liquidity.

  Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. Notwithstanding, the Peer Group's greater utilization of borrowings, Citizens Community's overall cost of funds was higher than the Peer Group's. The Bank currently maintains a higher level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in Citizens Community's capital position should serve to lower the Bank's level of interest-bearing liabilities relative to the Peer Group's. For purposes of this valuation, RP Financial concluded that a slight downward adjustment was warranted for Citizens Community's funding composition.

  Capital. The Bank operates with a lower pre-conversion capital ratio than the Peer Group, 8.4% and 12.4% of assets, respectively. Following the minority stock offering, Citizens Community's pro forma capital position is expected to approximate the Peer Group's equity-to-assets ratio. The Bank's similar pro forma capital position implies similar leverage capacity, similar dependence on interest-bearing liabilities to fund assets and a similar capacity to absorb unanticipated losses. Overall, RP Financial concluded that no adjustment was warranted for the Bank's pro forma capital position.

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            On balance, Citizens Community's financial condition was considered to be less favorable in comparison to the Peer Group's, when examining conditions such as credit quality, liquidity, funding composition and pro forma capital position. Any advantages enjoyed by the Bank were small, however, and we concluded that a slight downward valuation adjustment was warranted for the Bank's financial condition.

2.            Profitability, Growth and Viability of Earnings

            Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
  Reported Earnings. The Bank recorded earnings on a ROAA basis (0.49% of average assets versus 0.63% for the Peer Group). A higher level of operating expenses and a higher level of loss provisions largely accounted for the Bank's lower return. The Bank's relatively large portfolio of fixed rate residential loans has supported earnings in the most recent fiscal year, and as further increases in net income from the current low rate environment are less likely; any increase in interest rates may reduce earnings in the short-term. In addition, the Bank may experience increased levels of repayments or prepayments on the fixed rate loan portfolio, further reducing current period interest income. A higher level of non-interest operating income represented an important earnings advantage for the Bank as this lessens the dependence of Citizens Community's earnings on the net interest margin. The higher operating expenses associated with implementation of the stock benefit plans following conversion will have a net downward effect on reported net income. The Bank also plans to continue a branching strategy which is expected to result in increased investment into branch office facilities in the future which would reduce the level of interest income gained from the proceeds. Overall, the differences between the Bank's and the Peer Group's reported earnings were considered to be representative of the Bank's lower earnings on a ROAA basis. Thus, Citizens Community's reported earnings warranted a moderate downward adjustment for valuation purposes.

  Core Earnings. The Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a much higher operating expense ratio and a higher level of non-interest operating income. As stated above, Citizens Community operates with a level of interest rate risk due to the large balances of fixed rate residential loans held in portfolio, loans that are subject to prepayments and repayments. The Bank's higher

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net interest income ratio, along with a much higher lower level of operating expenses translated into a lower expense coverage ratio (1.01x versus 1.16x for the Peer Group). Even after factoring in the Bank's higher level of non-interest operating income, the Bank exhibited a less favorable efficiency ratio of 80.4% versus 72.9% for the Peer Group. Loss provisions had a larger impact on the Bank's earnings, which was consistent with Citizens Community's focus on consumer lending which typically exhibits larger levels of loan charge offs. In addition to these measures, following conversion the Bank should experience higher expenses associated with the stock benefit plans and the future risk of a rise in interest rates and the use of available funds for de novo branching. This indicates that the Bank's core earnings are less favorable to the Peer Group's and that a moderate downward adjustment is warranted for the Bank's core earnings.
  Interest Rate Risk. Quarterly changes in the Bank's net interest income to average assets ratios indicated a high degree of volatility associated with the Bank's net interest margin, which has been favorably impacted in the most recent quarters by the lower interest rate environment and the overall growth of the Bank. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. The Bank reported a lower level of non-interest earning assets. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus the Bank's ratios are expected to be more comparable to the Peer Group's balance sheet ratios. However, the Bank's earning asset base remains dependent upon the income generated from the fixed rate residential loan portfolio which is subject to elevated levels of prepayments and repayments. Accordingly, RP Financial concluded that the Bank's interest rate risk exposure on a pro forma basis was more than the Peer Group's and a slight downward adjustment was warranted for valuation purposes.

  Credit Risk. Loan loss provisions were a larger factor in the Bank's earnings. In terms of future exposure to credit quality related losses, the Bank reported lower levels of reserve coverage ratios, offset by lower levels of non-performing assets. The Bank's overall credit risk is also increased by the higher proportion of higher credit risk loans (primarily consumer loans), which are not real estate secured. Overall, RP Financial concluded that a downward adjustment was warranted for this factor.

  Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity and provide the Bank with additional liquidity for purposes of funding loan growth. Second, the Bank's earnings have been supported in the most recent fiscal year, primarily due to the large fixed rate residential loan portfolio, which has sustained interest income while interest expense has declined. In a more stable rate environment or a rising rate environment, Citizens Community's net interest income may decline. Third, opportunities for

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lending and deposit growth in the Bank's market area are considered to be similar to the primary market areas served by the Peer Group companies in general, as implied by the demographic characteristics associated the primary market area served by Citizens Community (i.e. similar population base and per capita income). Exhibit III-3 provides demographic and deposit market share comparisons of Eau Claire County with the primary market area counties served by the Peer Group companies. The Bank's competitive position in the primary market area, as indicated by deposit market share, was viewed as less favorable to the Peer Group's, with Citizens Community's 8.9% deposit market share falling well between the 16.3% average and 14.0% median indicated for the Peer Group, however this low deposit market share provides a greater ability to increase deposits in the future. Overall, the Bank's earnings growth potential appears to be similar to that of the Peer Group's, and, thus, we concluded that no valuation adjustment was warranted for this factor.
  Return on Equity. The Bank's return on equity is projected to be somewhat below the comparable averages for the Peer Group, owing to Citizens Community's relatively lower earnings position, supported by a similar level of pro forma capital. In view of the lower capital growth rate that will be imposed by Citizens Community's lower ROE, we concluded that a slight downward adjustment was warranted for the Bank's ROE.
            Overall, the Bank, in comparison to the Peer Group, indicated lower reported and core earnings, higher interest rate risk exposure, higher credit risk and less favorable pro forma return on equity. Accordingly, RP Financial concluded that a moderate downward adjustment was warranted for the Bank's profitability, growth and viability of earnings.

3.            Asset Growth

            Citizens Community's asset growth was higher than Peer Group's during the period covered in our comparative analysis (positive 13.1% versus positive 9.7% for the Peer Group). On a pro forma basis, the Holding Company's equity-to-assets ratio will be similar to the Peer Group's ratio, indicating a similar level of leverage capacity for the Bank. The demographic characteristics of the primary market areas served by the Bank and the Peer Group companies were similar in terms of potential deposit growth, however the Bank does maintain a lower deposit market share, on average. On balance, we believe that no adjustment was warranted for this factor.

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4.            Primary Market Area

            The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Eau Claire regional population center, the Bank serves a moderately sized urban center and the surrounding rural market area in western Wisconsin, as indicated by Eau Claire county population figures and the measures for per capita income. A positive factor, Eau Claire County has experienced population increases in recent years, a trend that is expected to continue through 2008.

            Overall, the markets served by the Peer Group companies were viewed as similar with respect to supporting growth opportunities, as they generally operated in slightly larger sized markets (in terms of median population) with similar levels of per capita income. Three of the ten Peer Group company market areas were projected to experience population declines over the next five years. As noted above, the Bank's competitive position in the primary market area, as indicated by deposit market share, was viewed as less favorable to the Peer Group's, with Citizens Community's 8.9% deposit market share falling below the 16.3% average and 14.0% median indicated for the Peer Group. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, October 2003 unemployment rates for the markets served by the Peer Group companies were on average higher than the unemployment rate indicated for Eau Claire County. On balance, we concluded that no adjustment was required for the Bank's market area.

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Table 4.1
Market Area Unemployment Rates
Citizens Community and the Peer Group Companies(1)

	County	Oct. 2003 Unemployment

Citizens Community Federal - WI	Eau Claire	3.4%

The Peer Group

Alliance Bank MHC - PA	Delaware	4.9%
BCSB Bancorp, MHC - MD	Baltimore	4.5
Gouverneur Bancorp MHC - NY	St. Lawrence	7.1
Greene Co. Bancorp MHC - NY	Greene	4.0
Jacksonville SB MHC - IL	Morgan	4.6
Oneida Financial MHC - NY	Madison	5.7
Pathfinder Bancorp MHC - NY	Oswego	8.4
Rome Bancorp MHC - NY	Oneida	4.7
Westfield Financial Corp. MHC - MA	Hampden	6.1
Webster City Fed Bancorp MHC - IA	Hamilton	3.6
Average		5.4%

(1)   Unemployment rates are not seasonally adjusted.
Source:   U.S. Bureau of Labor Statistics.

5.            Dividends

            The Bank has indicated its intention to pay a cash dividend commencing in the first quarter following completion of the conversion at an annual rate of $0.20 per share. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

            All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.85% to 5.17%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.21% as of December 12, 2003 (see Table 4.7). As of December 12, 2003, approximately 91% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.19% and an average

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payout ratio of 35.20%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

            Our valuation adjustment for dividends for Citizens Community as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Citizens Community's pro forma market value would be influenced by the OTS dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

            In light of the Bank's stated intention to pay a dividend and given the Bank's capacity to pay a dividend comparable to the Peer Group, based on pro forma capitalization and profitability, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

6.            Liquidity of the Shares

            The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $9.5 million to $113.6 million as of December 12, 2003, with average and median market values of $33.8 million and $23.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 4.8 million, with average and median shares outstanding of 1.5 million and 1.0

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million, respectively. The Bank's minority stock offering is expected to result in shares outstanding that will be below the Peer Group average and median, and a market capitalization that will be less than the Peer Group average and median. Accordingly, we anticipate that the liquidity in the Bank's stock will be lower to most of the Peer Group companies' stocks. Additionally, it is anticipated that the Holding Company's stock will be listed on OTC Bulletin Board, which would further decrease the liquidity in the Bank's stock. Overall, we concluded that a moderate downward adjustment was warranted for this factor.

7.            Marketing of the Issue

            Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Holding Company's to-be-issued stock.

            A.            The Public Market

                        The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                        In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December 2002, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December 2002, despite growing concerns of how strongly

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business would rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

                        Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

                        Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ Composite Index ("NASDAQ") moved to five month high in early-May. The broader stock market sustained a positive trend through the second half of May and into early-June 2003, as the DJIA moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. After experiencing a mild set back following an earnings warning from Motorola and news of a shake-up in Freddie Mac's top management due to accounting concerns, the stock market recovered in mid-June on growing expectations that the Federal Reserve would cut rates further to stimulate the economy.

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Following three months of gains, stocks eased lower at the close of the second quarter largely on profit taking.

                        The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ Composite Index posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Throughout late July and early August, the stock market reacted to continued uncertainty about the strength of the economic recovery, the potential for ongoing military action in Iraq, and increasingly larger projected federal budget deficits. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

                        Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to the broader market. By mid-October the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 7.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a rally in stock market during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late November and early December 2003, positive economic news such as improved third quarter corporate profits, and a perceived strong start to the Christmas shopping season, resulted in increased investor confidence for the future. The Federal Reserve provided continued signs that interest rates may likely stay at current historical lows for all of 2004 and into calendar year 2005. As a result, the major stock indices reached highs not seen for the most recent 18- to 24-month time period. As an indication of the general trends in the nation's stock markets over the past year, on December 12, 2003, the DJIA closed at 10042.2, an increase of 19.1% from one

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year earlier, while the NASDAQ stood at 1949.0, an increase of 43.1% over the same time period. The Standard & Poors 500 Index closed at 1074.1 on December 12, 2003, an increase of 20.8% from a year ago.

                        The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Thrift issues settled into a narrow trading range in December 2002, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003. Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stock continued to supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

                        Financial stocks eased higher at the beginning of the second quarter of 2003, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader market rally in late-May, largely on the basis of recent deal activity in the thrift sector and some favorable economic data.

                        In June 2003, Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader market. Profit taking and growing speculation of a rate cut by the Federal Reserve pulled the thrift sector lower in late-June. However, thrift issues recovered modestly at the close of the second quarter, which was supported by merger speculation

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RP Financial, LC.
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following New York Community Bancorp's announced acquisition of Roslyn Bancorp. The rally in the broader stock market combined with acquisition speculation in certain regional markets served to boost thrift issues higher in July and into August. After following the boarder stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter. Merger activity, most notably Bank America's announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late November and early December 2003, thrift stock traded generally trended upward as the improvement in the overall stock market, coupled with continued lower interest rates and a continued strong housing market, resulted in increases in financial institution public pricing. On December 12, 2003, the SNL Index for all publicly-traded thrifts closed at 1,463.6, an increase of 36.4% since December 31, 2002. The SNL MHC Thrift Index closed at 2,557.1, an increase of 57.3% since December 31, 2002.

            B.            The New Issue Market

                        In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book

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RP Financial, LC.
Page 4.16

value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                        Thrift offerings completed in 2003 have generally been well received. As shown in Table 4.2, there have been two standard conversion offerings completed during the past three months, at an average price/tangible book value ratio of 83.0% and a price/earnings multiple of 71.0 times. There has been one second step conversion of a mutual holding company completed during the past three months. The pro forma price/tangible book and price/core earnings ratios of the second step offering at closing equaled 120.5% and 29.1 times, respectively. The most comparable offerings relative to the Holding Company's proposed transaction involve minority stock issuances by mutual holding companies. For the two mutual holding company offerings completed during the past three months, the average fully converted pro forma price/tangible book and fully converted price/core earnings ratios were 78.8% and 51.1 times earnings. Both of these transactions were oversubscribed and appreciated in a range of 56% to 69% after the first week of trading.

                        In general, the recent offerings have been significantly oversubscribed and have appreciated in the aftermarket. At the same time, we note that several companies which have recently completed offerings including KNBT Bancorp, Rainier Pacific Financial Group and Flatbush Federal Bancorp have traded down relative to their first day closing price. Table 4.3 presents various pricing data of the three most recent conversions that are traded on exchanges. As shown, the three recent conversions trade at an average price/book and price/core earnings ratios of 129.2% and 34.4 times earnings.

            C.            The Acquisition Market

                        Also considered in the valuation was the potential impact on Citizens Community's stock price of recently completed and pending acquisitions of other savings institutions operating in Wisconsin. As shown in Exhibit IV-4, there were eight Wisconsin thrift acquisitions completed from 1999 through year-to-date 2003, all of which have been completed. To the extent that acquisition speculation may impact the Bank's market value, we have largely taken this into account in selecting companies which operate in the MHC form of ownership, two of which are located in the MidWest. Accordingly, the Peer Group companies are considered to

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RP Financial, LC. Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)
Institutional Information				Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases			Initial Dividend Yield (%)	Pro Forma Data							Post-IPO Pricing Trends
				Financial Info.		Asset Quality												Pricing Ratios(3)			Financial Charac.				Closing Price:
				Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offered (%)	% of Mid. (%)	Exp./ Proc. (%)	Form	% of Offering (%)	Benefit Plans		Mgmt.& Dirs. (%)(2)		P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)	IPO Price ($)	First Trading Day ($)	%Change (%)	After First Week (4) ($)	% Change (%)	After First Month(5) ($)	% Change (%)
	Conversion													ESOP (%)	Recog. Plans (%)
Institution	State	Date	Ticker

Standard Conversions
KNBT Bancorp, Inc.* (w/Acq.)	PA	11/3/2003	KNBT-NASDAQ	$ 1,748	11.57%	0.23%	152%	$ 202.0	100%	132%	1.9%	Stock	8.0%	8.0%	4.0%	2.2%	0.00%	90.3%	28.8x	15.6%	0.7%	17.3%	3.6%	$10.00	$16.88	68.8%	$16.75	67.5%	$17.05	70.5%
Ranier Pacific Financial Group*	WA	10/21/2003	RPFG-NASDAQ	$ 713	6.10%	0.17%	825%	$ 79.4	100%	132%	2.3%	C/S	8.0%	8.0%	4.0%	0.7%	0.00%	75.7%	71.0x	10.8%	0.2%	14.3%	1.1%	$10.00	$16.99	69.9%	$16.60	66.0%	$16.19	61.9%

Averages - Standard Conversions:				$ 1,231	8.84%	0.20%	489%	$ 140.7	100%	132%	2.1%	N.A.	N.A.	8.0%	4.0%	1.5%	0.00%	83.0%	71.0x	13.2%	0.4%	15.8%	2.3%	$10.00	$16.94	69.4%	$16.68	66.8%	$16.62	66.2%
Medians - Standard Conversions:				$ 1,231	8.84%	0.20%	489%	$ 140.7	100%	132%	2.1%	N.A.	N.A.	8.0%	4.0%	1.5%	0.00%	83.0%	71.0x	13.2%	0.4%	15.8%	2.3%	$10.00	$16.94	69.4%	$16.68	66.8%	$16.62	66.2%

Second Step Conversions
Bank Mutual Corporation*	WI	10/30/2003	BKMU-NASDAQ	$ 2,865	11.25%	0.24%	186%	$ 410.6	52%	132%	1.5%	NA	NA	0.0%	4.0%	0.2%	1.20%	120.5%	29.1x	24.2%	0.8%	20.1%	3.8%	$10.00	$11.78	17.8%	$11.85	18.5%	$11.54	15.4%

Averages - Second Step Conversions:				$ 2,865	11.25%	0.24%	186%	$ 410.6	52%	132%	1.5%	NA	NA	0.0%	4.0%	0.2%	1.20%	120.5%	29.1x	24.2%	0.8%	20.1%	3.8%	$10.00	$11.78	17.8%	$11.85	18.5%	$11.54	15.4%
Medians - Second Step Conversions:				$ 2,865	11.25%	0.24%	186%	$ 410.6	52%	132%	1.5%	NA	NA	0.0%	4.0%	0.2%	1.20%	120.5%	29.1x	24.2%	0.8%	20.1%	3.8%	$10.00	$11.78	17.8%	$11.85	18.5%	$11.54	15.4%

Mutual Holding Company Conversions
Flatbush Federal Bancorp, Inc.*	NY	10/21/2003	FLTB-OTCBB	$ 140	6.00%	0.01%	NM	$ 8.7	47%	132%	8.2%	NA	NA	8.0%	4.0%	4.2%	0.00%	77.6%	69.4x	11.9%	0.1%	10.5%	1.2%	$8.00	$13.10	63.8%	$12.50	56.3%	$13.10	63.8%
ASB Holding Company	NJ	10/3/2003	ASBH-OCCBB	$ 373	6.05%	0.14%	248%	$ 16.7	30%	132%	3.5%	NA	NA	8.0%	6.7%	1.4%	0.00%	79.9%	32.8x	13.2%	0.4%	16.6%	2.4%	$10.00	$16.20	62.0%	$16.90	69.0%	$16.75	67.5%

Averages - Mutual Holding Company Conversions:				$ 257	6.03%	0.08%	248%	$ 12.7	39%	132%	5.8%	NA	NA	8.0%	5.3%	2.8%	0.00%	78.8%	51.1x	12.6%	0.3%	13.5%	1.8%	$9.00	$14.65	62.9%	$14.70	62.6%	$14.93	65.6%
Medians - Mutual Holding Company Conversions:				$ 257	6.03%	0.08%	248%	$ 12.7	39%	132%	5.8%	NA	NA	8.0%	5.3%	2.8%	0.00%	78.8%	51.1x	12.6%	0.3%	13.5%	1.8%	$9.00	$14.65	62.9%	$14.70	62.6%	$14.93	65.6%

	Averages - All Conversions:			$ 1,168	8.19%	0.16%	353%	$ 143.5	66%	132%	3.5%	NA	NA	6.5%	4.5%	1.8%	0.24%	88.8%	50.6x	15.1%	0.4%	15.7%	2.4%	$9.60	$14.99	56.5%	$14.92	55.5%	$14.93	55.8%
	Medians - All Conversions:			$ 713	6.10%	0.17%	217%	$ 79.4	52%	132%	2.3%	NA	NA	8.0%	4.0%	1.4%	0.00%	79.9%	51.1x	13.2%	0.4%	16.6%	2.4%	$10.00	$16.20	63.8%	$16.60	66.0%	$16.19	63.8%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1)	Non-OTS regulated thrift.												(5)	Latest price if offering is more than one week but less than one month old.
(2)	As a percent of MHC offering for MHC transactions.												(6)	Mutual holding company pro forma data on full conversion basis.
(3)	Does not take into account the adoption of SOP 93-6.												(7)	Simultaneously converted to commercial bank charter.
(4)	Latest price if offering is less than one week old.												(8)	Converted to a commercial bank charter.

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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RP Financial, LC.
Page 4.19

be subject to the same type of acquisition speculation that may influence Citizens Community's trading price.

* * * * * * * * * * *

                        In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was required in the valuation analysis for purposes of marketing of the issue.

8.            Management

            Citizens Community's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Citizens Community's Board of Directors and senior management. The Bank, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure as indicated by the financial characteristics of the Bank. Citizens Community currently does not have any executive management positions that are vacant.

            Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.            Effect of Government Regulation and Regulatory Reform

            In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, Citizens Community will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. The one difference noted between Citizens Community and the small

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Page 4.20

minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

            Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4
Valuation Adjustments
Citizens Community Federal and the Peer Group Companies

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

            As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by

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RP Financial, LC.
Page 4.21

certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100 percent ownership interest in Citizens Community as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

            To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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Page 4.23

Valuation Approaches: Fully-Converted Basis

            In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Citizens Community's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Citizens Community's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Citizens Community's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.
  Conversion Expenses. Offering expenses have been assumed to equal the level of fixed expenses for the minority stock offering plus the revised variable expenses for marketing of the stock in a full conversion offering.

  Effective Tax Rate. The Bank has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 39.5%.

  Reinvestment Rate. The pro forma section in the prospectus incorporates a 1.15% reinvestment rate, equivalent to yield of the one-year U.S. treasury bill as of September 30, 2003. This assumed reinvestment rate is reasonably similar to the blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat interest rate scenario and the estimated impact of deposit withdrawals to fund stock purchases.

  Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase an amount of stock in the conversion at the initial public offering price that would equal an 8% ownership in the Holding Company, if the Holding Company were to be offering a 49% minority stock offering, with the Holding Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase an amount of stock in the conversion at the initial public offering price that would equal a 4% ownership in the Holding Company, if the Holding Company were to be offering a 49% minority stock offering, at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

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RP Financial, LC.
Page 4.24
  Capitalization of MHC. Pursuant to the proposed transaction structure, the MHC will be capitalized with $100,000 of cash.

            In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

            RP Financial's valuation placed an emphasis on the following:
  P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

  P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

  P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.
            The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly

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RP Financial, LC.
Page 4.25

since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

            Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of December 12, 2003 the pro forma market value of Citizens Community's full conversion offering equaled $21,000,000 at the midpoint, equal to 2,100,000 shares at $10.00 per share.

            1.            Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $597,000 for the 12 months ended September 30, 2003. Citizens Community did not report any non-operating income or expense items, and therefore Citizens Community's core earnings were also equal to $597,000 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

Table 4.6
Derivation of Core Earnings
Citizens Community Federal

Amount
($000

Net income	$597,000
Adjustment for non-recurring items(1)	0
Core earnings estimate	$597,000

(1) Tax effected at 34.0 percent.

            Based on Citizens Community's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $21.0 million midpoint value equaled 40.57 times, respectively, which provided for premiums of 47.2% and 31.7% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 27.57 times and 30.80

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RP Financial, LC.
Page 4.26

times, respectively (see Table 4.7). At the supermaximum of the valuation range, the Bank's pro forma reported and core P/E multiples (fully-converted basis) equaled 56.34 times, respectively, which provided for premiums of 104.4% and 82.9% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 27.57 times and 30.80 times, respectively (see Table 4.7). The implied premiums reflected in the Bank's pro forma P/E and core P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios. It should also be noted that in assessing the relative premiums indicated for the Bank's P/E and P/CE multiples, the P/E and P/CE multiples for the Peer Group excluded multiples above 35 times, which accounted for the majority of the Peer Group companies and are shown as "NM" in Table 4.7.

            2.            Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Citizens Community's pro forma book value (fully-converted basis). Based on the $21.0 million midpoint valuation, Citizens Community's pro forma P/B and P/TB ratios equaled 73.09% and 73.48%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 98.68% and 102.55%, the Bank's ratios reflected discounts of 25.9% on a P/B basis and a discount of 28.4% on a P/TB basis. Based on the valuation at the supermaximum of the valuation range, Citizens Community's pro forma P/B and P/TB ratios equaled 80.27% and 80.63%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 98.68% and 102.55%, the Bank's ratios at the supermaximum reflected discounts of 18.7% on a P/B basis and a discount of 21.4% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

            3.            Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

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RP Financial, LC.
Page 4.28

ratio which is computed herein. At the midpoint of the valuation range, Citizens Community's full conversion value equaled 14.18% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 23.51%, which implies a discount of 39.8% to the Bank's pro forma P/A ratio (fully-converted basis).

Comparison to Recent Conversions and MHC Offerings

            As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two other mutual holding company transactions completed in 2003 had an average pro forma P/B equal to 78.8% on a fully-converted basis and 51.1 times pro forma fully-converted earnings. The Company's pro forma fully-converted P/B ratio at the midpoint reflects a 7.3% discount from the closing ratio of these recent transactions and a 1.9% premium relative to the 80.3% fully-converted P/B ratio at the supermaximum of the offering range.

Valuation Conclusion

            Based on the foregoing, it is our opinion that, as of December 12, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $21,000,000 at the midpoint, equal to 2,100,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $17.850 million and a maximum value of $24.150 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,785,000 at the minimum and 2,415,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $27.773 million without a resolicitation. Based on the $10.00 per share offering price, the

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RP Financial, LC.
Page 4.29

supermaximum value would result in total shares outstanding of 2,777,250. The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute an approximate 35.24% ownership interest. Accordingly, the offering to the public of the minority stock will equal $6.29 million at the minimum, $7.40 million at the midpoint, $8.51 million at the maximum and $9.79 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.7 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.8 and are detailed in Exhibits IV-10 and IV-11.

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[FINANCIAL DATA OMITTED]

[In accordance with Rule 202 of Regulation ST, this table is being filed in paper pursuant to a continuing hardship exemption.]

End.